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                                                                    EXHIBIT 99.2

EL PASO SETTLEMENT PARTICIPANTS COMPLETE FINAL PROCEDURAL STEP

HOUSTON, TEXAS, JUNE 27, 2003--Participants in the El Paso settlement today announced they have taken the final procedural step required to ensure the completion of the settlement first negotiated in March and finalized June 26, 2003.

As a part of the overall settlement, the participants have entered into a Stipulated Judgment filed with the United States District Court for the Central District of California. In order to implement this portion of the settlement, The Attorney General of the State of California, Southern California Edison Company, and Pacific Gas & Electric Company filed lawsuits against El Paso Natural Gas Company, El Paso Merchant Energy-Gas, L.P. and El Paso Merchant Energy Company in the United States District Court for the Central District of California. These lawsuits are strictly procedural vehicles needed to allow the Court to adopt the Stipulated Judgment negotiated by the parties.

El Paso announced it had reached an agreement in principle relating to such litigation on March 21, 2003. A definitive settlement agreement was announced on June 26, 2003.

El Paso Corporation (NYSE: EP) is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

An Edison International company, Southern California Edison is one of the nation's largest electric utilities, serving a population of more than 12 million via 4.3 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California. For more information on the California electricity market, see www.sce.com.



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